FOR IMMEDIATE RELEASE
BERKSHIRE BANK OFFERS NEW COMMUNITY INVESTMENT PROGRAM
Stimulus Program Focuses on Consumer, Housing and the Nonprofit Economy
PITTSFIELD, Mass., February 20, 2009 — Berkshire Bank will launch its Community Investment Program on March 16, 2009, expanding personal and business credit, supporting the growth of the housing market and providing assistance to nonprofit organizations which are central to tourism and the cultural vitality of the communities in our western Massachusetts, northeastern New York and southern Vermont markets. Berkshire Bank is the banking subsidiary of Berkshire Hills Bancorp (NASDAQ: BHLB).
Berkshire’s President and CEO Michael P. Daly stated, “We have identified key areas of opportunity where we can provide the greatest benefit to our markets and that will have a positive ripple effect impacting the most consumers. We plan to provide $500 million in personal and business lending in 2009. Our program will stimulate the housing market, and also focuses on key Federal and State mortgage initiatives. The program will also support the unique needs of our nonprofit organizations, which have been particularly hard hit by declining endowments, grants, and contributions as a result of the economic downturn.”
Massachusetts State Senator Benjamin B. Downing, was briefed on the program and provided this endorsement, “Berkshire is one of Massachusetts’ oldest and largest independent banks, and the largest banking institution in Western Massachusetts. It is a strong element of our state’s financial system and what they are doing at this point is spot-on with their responsibilities as a leader in their communities.”
Highlights of the program are listed below and additional details will be available at all Berkshire Bank branches on March 16, 2009, and through its website at www.berkshirebank.com.

COMMUNITY INVESTMENT PROGRAM HIGHLIGHTS:
•	$500 Million to Lend in 2009
Berkshire Bank plans to lend over $500 million to personal and business borrowers in 2009. This includes $300 million in residential mortgages and home equity lines of credit, which will help support the housing market, stabilize housing prices, and encourage sales of new and existing homes. The Bank plans to originate over $200 million in business loans.
Customers and non-customers will be encouraged to come to Berkshire Bank for a free financial and budgeting consultation. Through this process, many times, monthly payment obligations can be reduced through debt consolidation. Another benefit will include a monthly budget process that includes a systematic savings program resulting in more money in our consumer’s pockets as well as the local economies. Qualifying applicants may also receive special financing terms, as well as up to a $100 savings stimulus incentive.
Berkshire Bank will continue to work with its customers that experience financial challenges to assess their options. The parameters of this program will complement the FDIC’s loan modification program guidelines and are designed to keep families in their homes.
•	Support for the Housing Market
In collaboration with its designated local builder customers, Berkshire will offer preferred mortgage terms and discounted closing costs to consumers who purchase a qualified home or building lot. A database of these properties will be available in all Berkshire branch locations. This program will provide attractive home buying opportunities, and as a result will support construction jobs as these projects are completed.
•	Nonprofit Support to Stimulate and Sustain our Local Economy
Berkshire will provide innovative broad-reaching programs focusing on 501(c)(3) organizations that play a critical role in our regional economies (also known as the “creative economy”) and which are currently financially challenged due to a decline in State and Federal grants and private donations. Eligible nonprofit customers will receive much needed short-term working capital lines of credit to carry these organizations though this tough recovery period.

The Berkshire Bank Foundations have historically been leaders in philanthropy and community involvement. Since their inception, the foundations have awarded nearly $12 million in donations to nonprofit organizations and they will award more than $1 million in 2009. In addition to this on-going support, a new Cultural Enrichment Fund of $100,000 will be available to increase arts and cultural programming for elementary school students.
BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has approximately $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. Berkshire provides personal and business banking, insurance, wealth management, and investment services through 48 banking and insurance offices in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank also offers the added benefit of providing its depositors 100% insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.
FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp and Berkshire Bank that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
# # #
Media Contact:
Fedelina Madrid, VP, Marketing
fmadrid@berkshirebank.com
413-236-3733